Exhibit 99.1

news release

Investor Contact		FOR IMMEDIATE RELEASE

John Springer Vice President Investor Relations 630.468.4797	SIRVA Names Ernst & Young as Independent Registered Public Accounting Firm for 2006

CHICAGO, October 13, 2006 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The audit of SIRVA’s financial statements for the fiscal year ended December 31, 2005 is being completed by PricewaterhouseCoopers LLP.  The change for the 2006 fiscal year was not the result of any disagreement between SIRVA and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any decision by PricewaterhouseCoopers to resign or refuse to stand for re-election as the Company’s independent registered public accounting firm.

SIRVA filed today a Current Report on Form 8-K with the Securities and Exchange Commission on this matter.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The Company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and title insurance. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees and moving individual consumers. The Company operates in more than 40 countries with more than 5,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

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